Code of Ethics

Policy
Hudson Valley Investment Advisors, Inc., as a matter of policy and practice, and consistent with industry best practices and SEC requirements (SEC Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act, which is applicable if the firm acts as investment adviser to a registered investment company), has adopted a written Code of Ethics covering all supervised persons. Our firm's Code of Ethics requires high standards of business conduct, compliance with federal securities laws, reporting and recordkeeping of personal securities transactions and holdings, reviews and sanctions. The firm's current Code of Ethics, and as amended, while maintained as a separate document, is incorporated by reference and made a part of these Policies and Procedures.

Background

In July 2004, the SEC adopted an important rule (Rule 204A-1) similar to Rule 17j-1 under the Investment Company Act, requiring SEC advisers to adopt a code of ethics. The new rule was designed to prevent fraud by reinforcing fiduciary principles that govern the conduct of advisory firms and their personnel.

The Code of Ethics rule had an effective date of 8/31/2004 and a compliance date of 2/1/2005. Among other things, the Code of Ethics rule requires the following:

•	setting a high ethical standard of business conduct reflecting an adviser's fiduciary obligations;
•	compliance with federal securities laws;
•	access persons to periodically report personal securities transactions and holdings, with limited exceptions;
•	prior approval for any IPO or private placement investments by access persons;
•	reporting of violations;
•	delivery and acknowledgement of the Code of Ethics by each supervised person;
•	reviews and sanctions;
•	recordkeeping; and
•	summary Form ADV disclosure.

An investment adviser's Code of Ethics and related policies and procedures represent a strong internal control with supervisory reviews to detect and prevent possible insider trading, conflicts of interest and potential regulatory violations.

Responsibility

Chief Compliance Officer has the primary responsibility for the preparation, distribution, administration, periodically reviews, and monitoring our Code of Ethics, practices, disclosures, sanctions and recordkeeping.

Procedure

Hudson Valley Investment Advisors, Inc. has adopted procedures to implement the firm's policy on personal securities transactions and our Code of Ethics and conducts reviews to monitor and ensure the firm's policy is observed, implemented properly and amended, as appropriate, which include the following:

•	formal adoption of the firm's Code of Ethics by management;
•	the Chief Compliance Officer distributes the current Code of Ethics annually to all supervised persons and to all new supervised persons upon hire;
•	each supervised person must acknowledge receipt of the firm's Code of Ethics initially upon hire and annually and return a signed acknowledgement/certification form to the Chief Compliance Officer;
•	the Chief Compliance Officer, with other designated officer(s), conduct a review of the firm's Code of Ethics at least annually and update the Code of Ethics as may be appropriate;
•	the Chief Compliance Officer obtains and reviews access persons' personal transactions/holdings reports quarterly;
•	the Chief Compliance Officer, or his/her designee, retains and conducts a review at least annually of relevant Code of Ethics records as required, including but not limited to, Codes of Ethics, as amended from time to time, acknowledgement/certification forms, records identifying individuals deemed to be access persons of the firm, initial and annual holdings reports, reports of personal securities transactions, violations and sanctions, among other documentation;
•	the firm provides initial and semi-annual education about the Code of Ethics, and each person's responsibilities and reporting requirements, under the Code of Ethics;
•	the firm's Form ADV is reviewed annually and amended, when necessary, by the Chief Compliance Officer to appropriately disclose a summary of the firm's Code of Ethics which includes an offer to deliver a copy of the Code upon request by an existing or prospective advisory client; and

•	the Chief Compliance Officer is responsible for receiving and responding to any client requests for the firm's Code of Ethics and maintaining required records.